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                                                               Exhibit 99(a)(7)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the
       Offer to Purchase dated February 26, 1999 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the
   Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of First Technology Acquisition Corp. by Dresdner Kleinwort Benson North America LLC, the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             CONTROL DEVICES, INC.
                                       AT
                              $16.25 NET PER SHARE
                                       BY
                       FIRST TECHNOLOGY ACQUISITION CORP.

                    AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF

                              FIRST TECHNOLOGY PLC

      First Technology Acquisition Corp., an Indiana corporation ("Purchaser") and an indirect, wholly owned subsidiary of First Technology PLC, an English public limited company ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, no par value (the "Shares"), of Control Devices, Inc., an Indiana corporation (the "Company"), at a purchase price of $16.25 per Share, net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 26, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The common share purchase rights (the "Rights") provided for in a Rights Agreement dated as of May 7, 1998, as amended by Amendment No. 1 dated as of February 22, 1999 (the "Rights Agreement"), between the Company and Bank Boston, N.A., are not applicable to the Offer, the Merger Agreement or any of the transactions contemplated thereby. Tendering Shareholders who have Shares registered in their own name and who tender directly to IBJ Whitehall Bank & Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, the Purchaser intends to effect the Merger described below.

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEWYORK CITY TIME, ON THURSDAY, MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING. SEE SECTION 9 OF THE OFFER TO PURCHASE REGARDING THE FINANCING COMMITMENTS OBTAINED BY PARENT.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THE APPROVAL BY THE SHAREHOLDERS OF PARENT OF THE ACQUISITION OF THE COMPANY, AN INCREASE IN SHARE CAPITAL AND CERTAIN OTHER RELATED MATTERS AT AN EXTRAORDINARY GENERAL MEETING ("PARENT SHAREHOLDER APPROVAL"), AND (III) THE ADMISSION OF CERTAIN SECURITIES TO BE ISSUED IN A RIGHTS OFFERING BY AN AFFILIATE OF PARENT TO THE OFFICIAL LIST OF THE LONDON STOCK EXCHANGE (THE "LISTING CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE. FOR ADDITIONAL INFORMATION REGARDING PARENT SHAREHOLDER APPROVAL AND THE LISTING CONDITION, SEE
SECTION 9 OF THE OFFER TO PURCHASE.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 22, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by the Company or any of its subsidiaries or by Parent, Purchaser or any other subsidiary of Parent) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Per Share Amount (or any greater per share amount paid for Shares pursuant to the Offer) in cash payable to the holder thereof without interest and less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

      In connection with the execution of the Merger Agreement, Parent, Purchaser, the Company and Ralph R. Whitney, Jr., Bruce D. Atkinson, Jeffrey G. Wood, Michel Hauser-Kauffmann, Forrest E. Crisman, Jr., and Glenn Scolnik and the spouses of Messrs. Whitney and Atkinson (collectively, the "Management Shareholders," and each individually, a "Management Shareholder") entered into a Shareholders Agreement, dated as of February 22, 1999 (the "Shareholders Agreement"), pursuant to which each Management Shareholder has unconditionally agreed to tender into the Offer, all the Shares that such Management Shareholder beneficially owned on February 22, 1999 (in the aggregate, approximately 19% of all then outstanding Shares), as well as any Shares thereafter acquired by them, including upon the exercise of options to acquire Shares (collectively, the "Subject Shares"). Under the Shareholders Agreement, each Management Shareholder has agreed to vote in favor of the Merger and against competing transactions and has granted to Parent and Parent's designees an irrevocable proxy with respect to the Subject Shares to vote such Shares under certain circumstances. The Shareholders Agreement is more fully described in Section 11 of the Offer to Purchase.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY RECOMMENDED THAT HOLDERS OF SHARES ("SHAREHOLDERS") ACCEPT THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Shareholders whose Shares shall have been accepted for payment. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to the Shares),
(ii) the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or in the case of a book-entry transfer of Shares, an Agent's Message (as defined in the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

      The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Shareholders. The Shareholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, including Shares held by Purchaser and its affiliates, voting as a single class, at a special meeting of the Shareholders. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger regardless of how any other Shareholder votes. Further, if Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the 'short-form" merger provisions of the Indiana Business Corporation Law, without further prior notice to, or any action by, any other Shareholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer, and Shareholders should consider the Offer to Purchase as notice to that effect.

      UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID FOR THE SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. NO INTEREST WILL BE PAID ON THE CONSIDERATION TO BE PAID IN THE MERGER TO SHAREHOLDERS WHO FAIL TO TENDER THEIR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN EFFECTING THE MERGER OR MAKING SUCH PAYMENT.

      The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, March 25, 1999, unless and until Purchaser in accordance with the terms of the Merger Agreement shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.

      Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw such Shareholder's Shares.

      Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 26, 1999, unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the Person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

      The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser with its Shareholder list and security position listings for the purpose of disseminating the Offer to the Shareholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's Shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance and copies of the Offer to Purchase, the related Letter of Transmittal and all other Offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                    MACKENZIE
                                 PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                                       or
                          CALL TOLL-FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                            -------------------------
                        [LOGO] Dresdner Kleinwort Benson
                            -------------------------

                                 75 Wall Street
                            New York, New York 10005
                            (212) 429-2000 ext. 2442
                   or Call Toll Free (800) 457-0245 ext. 2442

February 26, 1999